Exhibit 99.1

DISCLOSURES REGARDING VOYA FINANCIAL, INC.

Unless otherwise indicated or the context otherwise requires, we use in this offering memorandum the term “Voya Financial” to refer to Voya Financial, Inc., a Delaware corporation, we use the terms “Voya Holdings” and the “Guarantor” to refer to Voya Holdings Inc., a Connecticut corporation and our wholly owned subsidiary, and we use the terms “Company,” “we,” “us” and “our” to refer to Voya Financial together with its consolidated subsidiaries.

On April 7, 2014, we changed our name from “ING U.S., Inc.” to “Voya Financial, Inc.,” and on September 1, 2014, Voya Holdings changed its name from “Lion Connecticut Holdings Inc.” to “Voya Holdings Inc.” Accordingly, all reference to “ING U.S., Inc.” or “Lion Connecticut Holdings Inc.” in the documents incorporated by reference herein or in the junior subordinated indenture (as defined herein) shall be deemed to refer to “Voya Financial, Inc.” and “Voya Holdings Inc.,” respectively.

This offering memorandum includes certain non-GAAP financial measures. In particular, it includes Operating earnings before income taxes and Operating revenues. Operating earnings before income taxes and Operating revenues provide a meaningful measure of our business and segment performances and enhance the understanding of our financial results by focusing on the operating performance and trends of the underlying business segments and excluding items that tend to be highly variable from period to period based on capital market conditions and/or other factors. We use the same accounting policies and procedures to measure segment operating earnings before income taxes and Operating revenues as we do for consolidated Net income (loss) and Total revenues, respectively. Operating earnings before income taxes and Operating revenues do not replace Net income (loss) and Total revenues, respectively, as the U.S. GAAP measure of our consolidated results of operations and revenues. Therefore, we believe that it is useful to evaluate both the U.S. GAAP and non-GAAP foregoing financial measures when reviewing our financial and operating performance.

Each segment’s Operating earnings before income taxes is calculated by adjusting Income (loss) before income taxes for the following items: Net investment gains (losses), Net guaranteed benefit hedging gains (losses), Income (loss) related to businesses exited through reinsurance or divestment, Income (loss) attributable to noncontrolling interest, Income (loss) related to early extinguishment of debt, Impairment of goodwill, value of management contract rights and value of customer relationships acquired, Immediate recognition of net actuarial gains (losses) related to the Company’s pension and other postretirement benefit obligations and gains (losses) from plan amendments and curtailments and Other items not indicative of normal operations or performance of the Company’s segments or may be related to infrequent events. Each segment’s Operating revenues are calculated by adjusting Total revenues to exclude the following items: Net realized investment gains (losses) and related charges and adjustments, Gain (loss) on change in fair value of derivatives related to guaranteed benefits, Revenues related to businesses exited through reinsurance or divestment, Revenues attributable to noncontrolling interest and Other adjustments to Operating revenues.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

This offering memorandum and the documents which we incorporate by reference into this offering memorandum contain forward-looking statements.

Forward-looking statements include statements relating to future developments in our business or expectations for our future financial performance and any statement not involving a historical fact. Forward-looking statements use words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” and other words and terms of similar meaning in connection with a discussion of future operating or financial performance. Actual results, performance or events may differ materially from those projected in any forward-looking statement due to, among other things, (i) general economic conditions, particularly economic conditions in our core markets, (ii) performance of financial markets, including emerging markets, (iii) the frequency and severity of insured loss events, (iv) mortality and morbidity levels, (v) persistency and lapse levels, (vi) interest rates, (vii) currency exchange rates, (viii) general competitive factors, (ix) changes in laws and regulations, (x) changes in the policies of governments and/or regulatory authorities and (xi) our ability to successfully complete the Transaction (as defined below) on the expected economic terms or at all. Factors that may cause actual results to differ from those in any forward-looking statement also include those described under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Trends and Uncertainties” and “Business—Closed Block Variable Annuity” in our 2016 Form 10-K, “Risk Factors” in our 2017 Second Quarter Form 10-Q and “Risk Factors” in our 2017 Third Quarter Form 10-Q, and the other filings we make with the SEC, in each case that are incorporated by reference into this offering memorandum. These risk factors are not exhaustive. Current Reports on Form 8-K and other documents filed with the SEC include additional factors that could affect our businesses and financial performance. Moreover, we operate in a rapidly changing and competitive environment. New risk factors emerge from time to time, and it is not possible for management to predict all such risk factors.

Recent Developments

CBVA and Fixed and Fixed Indexed Annuity Transaction

On December 20, 2017, the Company entered into a Master Transaction Agreement (the “MTA”) with VA Capital Company LLC, a newly formed Delaware limited liability company (“VA Capital”), and Athene Holding Ltd., a Bermuda limited company (“Athene”), pursuant to which VA Capital will acquire all of the shares of the capital stock of Voya Insurance and Annuity Company, an Iowa domiciled life insurance company subsidiary of the Company (“VIAC”), and Directed Services LLC, an indirect broker-dealer subsidiary of the Company (“DSL”). This transaction will result in the Company’s disposition of substantially all of its variable annuity and fixed and fixed indexed annuity businesses and related assets (collectively, the “Transaction”).

VA Capital is an insurance holding company formed by affiliates of Apollo Global Management LLC (“Apollo”) and Athene (collectively, the “Sponsors”). Reverence Capital Partners, L.P. and Crestview Advisors, L.L.C. are also investors in VA Capital, along with the Company, which under the MTA is to acquire at closing a 9.99% equity interest in VA Capital. In addition, after the closing, affiliates of the Company will continue to own surplus notes issued by VIAC in an aggregate principal amount of $350 million.

Following its acquisition of VIAC, Venerable (as defined below) will hold substantially all of the variable annuities in our Closed Block Variable Annuity (“CBVA”) segment with account value of approximately $35 billion based on June 30, 2017 balances. We separated our CBVA segment from our other operations in 2009 and 2010, placing them in run-off as part of a strategic decision to stop actively writing new retail variable annuity products with substantial guarantee features. Accordingly, this segment had been classified as a closed block and has been managed separately from our other segments.

Concurrent with the sale of VIAC, we will sell via reinsurance to Athene our individual fixed and fixed indexed annuity policies with approximately $19 billion of account value as of June 30, 2017, representing the significant majority of our fixed and fixed indexed annuities in force. We intend to cease manufacturing non-retirement-focused individual annuities after the Transaction closes. After the Transaction, VIAC or one of Venerable’s affiliates will administer most of the variable, fixed and fixed indexed annuities included in the Transaction, subject to some exceptions and transitional arrangements. Certain businesses in our Annuities segment are not part of the transaction, including approximately $6 billion in investment-only products (primarily Select Advantage) that will be retained by the Company.

The purchase price for VIAC under the MTA is based on its statutory capital at closing, after giving effect to certain restructuring and other pre-sale transactions, including the reinsurance of the fixed and fixed indexed annuity business of VIAC and an affiliated insurance company to affiliates of Athene. Giving effect to certain assets that are not currently liquid as well as expected transaction, restructuring and other costs, upon closing of the Transaction the Company expects to realize immediately deployable capital of more than $500 million, which amount is subject to change until closing of the Transaction. We intend to utilize the deployable capital for additional share repurchases beyond our $1 billion existing share repurchase authorization.

Under the terms of the MTA, VIAC will, prior to the closing of the transaction, transfer out-of-scope businesses and assets to other affiliates of the Company, including its life insurance and employee benefits businesses, and will recapture the portion of its variable annuity business that is currently ceded to an affiliated captive reinsurer. There will also be other inter-company transfers of assets into and out of VIAC prior to closing of the Transaction.

In connection with the closing of the Transaction, Voya Investment Management, LLC (“Voya IM”) will enter into one or more agreements to perform asset management services for VIAC and its affiliates, which will be rebranded as “Venerable” as part of the Transaction. As part of these arrangements, Voya IM will serve as the preferred asset management partner for Venerable and will enter into an agreement, with an initial term of five years, to manage approximately $10 billion of general account assets under management (“AUM”). Voya IM will also continue to manage the funds platform associated with the variable annuities business.

The Transaction is expected to close in the second or third quarters of 2018, subject to conditions specified in the MTA, including the receipt of required regulatory approvals, and conditions that would allow a party not to close in certain circumstances where the amount of capital it would be required to fund in connection with the closing of the Transaction exceeds prescribed thresholds. The Company cannot provide any assurance that this transaction will occur on the terms described herein or at all.

Financial Information Related to the Transaction

In connection with our entry into the Transaction, we will record a charge in the fourth quarter of 2017 that will reflect the difference between the previous book value of the businesses we are selling in the Transaction and the estimated sale proceeds, less transaction costs. This charge, after applying tax effects, will be recognized in net income (loss) for the three and twelve months ended December 31, 2017, and will reduce shareholders’ equity as of December 31, 2017 by such tax-effected amount.

Because the sale proceeds from the Transaction depend, in part, on market conditions and other factors on the Transaction closing date, which is currently expected to be during the second or third quarter of 2018, we intend to remeasure the effect of the Transaction on our shareholders’ equity at each subsequent quarter end until such closing date.

On a pro forma basis, giving effect to the Transaction as if it were entered into on September 30, 2017, we would have recognized an after-tax charge of approximately $2.4 billion and our shareholders’ equity, excluding accumulated other comprehensive income (AOCI), as of such date would have been $8.4 billion.

Upon closing of the Transaction, shareholders’ equity (including AOCI) will be further reduced for the amount of accumulated other comprehensive income (AOCI) associated with the businesses being sold. This amount, which largely consists of net unrealized gains on investments, was $0.5 billion as of Sept. 30, 2017.

As a result of our entry into the Transaction, beginning with the fourth quarter of 2017, our financial statements will classify a portion of our financial results as discontinued operations. This classification will affect substantially all of our CBVA segment and a significant majority of our Annuities segment. As required by U.S. GAAP, we will restate all previous periods reported to be consistent with this reclassification. Unless otherwise indicated, the historical information included in this offering memorandum does not reflect the Transaction.

As a consequence of this reclassification, we will report lower operating revenues, operating expenses and Operating earnings, among other items. Although we will reclassify both revenues and direct expenses associated with our CBVA and Annuities segments as discontinued operations, we will not reclassify certain indirect expenses associated with these businesses, which will have the effect of reducing operating earnings by such amount until such time as these expenses can be substantially reduced or eliminated.

The following unaudited condensed pro forma financial information is based on our historical consolidated financial statements, which are incorporated by reference in this offering memorandum, after giving effect to the Transaction as if it had been completed on the first day of the periods indicated. The pro forma adjustments are described in the notes to the unaudited condensed pro forma information set forth below and are based upon preliminary available information and assumptions that we believe are reasonable. The unaudited condensed pro forma financial information is for informational purposes only, does not reflect pro forma adjustments in accordance with Article 11 of Regulation S-X under the Securities Act and is not necessarily indicative of what our financial performance and financial position would have been had the Transaction been completed on the dates assumed nor is such unaudited condensed pro forma financial information necessarily indicative of the results to be expected in any future period. The actual adjustments may differ from those reflected below and such differences may be material. In particular, actual adjustments may differ as a result of the final terms and timing of the Transaction, our financial closing procedures for the year ended December 31, 2017 and other subsequent events.

	For the Nine Months Ended September 30, 2017			For the Year Ended December 31, 2016
($ in millions)	As Reported	Transaction Adjustments(1)	Pro Forma	As Reported	Transaction Adjustments(1)	Pro Forma
Segment Data
Retirement	$1,889.2	$—	$1,889.2	$3,257.0	$—	$3,257.0
Investment Management	545.7	—	545.7	626.7	—	626.7
Annuities	902.0	(902.0)	—	1,253.7	(1,253.7)	—
Individual Life	1,927.5	—	1,927.5	2,527.5	—	2,527.5
Employee Benefits	1,335.7	—	1,335.7	1,616.4	—	1,616.4
Corporate	45.0	278.9	323.9	108.1	343.3	451.4

Total Operating revenues	$6,645.1	$(623.1)	$6,022.0	$9,389.4	$(910.4)	$8,479.0

	For the Nine Months Ended September 30, 2017			For the Year Ended December 31, 2016
($ in millions)	As Reported	Transaction Adjustments(1)	Pro Forma	As Reported	Transaction Adjustments(1)	Pro Forma
Segment Data
Retirement	$1,601.4	$—	$1,601.4	$2,807.2	$—	$2,807.2
Investment Management	358.0	—	358.0	455.9	—	455.9
Annuities	698.3	(698.3)	—	932.5	(932.5)	—
Individual Life	1,899.7	—	1,899.7	2,468.9	—	2,468.9
Employee Benefits	1,240.1	—	1,240.1	1,490.1	—	1,490.1
Corporate	294.5	334.7	629.2	457.5	470.8	928.3

Total Operating benefits and expenses	$6,092.0	$(363.6)	$5,728.4	$8,612.1	$(461.7)	$8,150.4

	For the Nine Months Ended September 30, 2017			For the Year Ended December 31, 2016
($ in millions)	As Reported	Transaction Adjustments(1)	Pro Forma	As Reported	Transaction Adjustments(1)	Pro Forma
Segment Data
Retirement	$287.8	$—	$287.8	$449.8	$—	$449.8
Investment Management	187.7	—	187.7	170.8	—	170.8
Annuities	203.7	(203.7)	—	321.2	(321.2)	—
Individual Life	27.8	—	27.8	58.6	—	58.6
Employee Benefits	95.6	—	95.6	126.3	—	126.3
Corporate	(249.5)	(55.8)	(305.3)	(349.4)	(127.5)	(476.9)

Total Operating earnings before income taxes	$553.1	$(259.5)	$293.6	$777.3	$(448.7)	$328.6

(1)

Adjustments related to the Transaction are (i) reclassification of substantially all of the revenues and direct expenses associated with our Annuities segment as discontinued operations, (ii) reclassification of Annuities retained business (including block to be reinsured as part of Transaction) to Corporate operating earnings, (iii) reclassification of CBVA retained business to Corporate operating earnings, (iv) indirect expenses associated with Annuities and CBVA businesses reclassified to Corporate operating earnings and (v) interest income of $16.6 million and $22.3 million on VIAC surplus notes recorded in Corporate operating earnings for the nine months ended September 30, 2017 and the year ended December 31, 2016, respectively.

The pro forma information presented above is not a forecast or a projection of future results. The actual results of our operations for any period, whether before or after this offering, may vary from the amounts presented above, in particular as a result of the final terms and timing for the Transaction, our financial closing procedures for the year ended December 31, 2017 and for subsequent periods and other subsequent events. Such variations may be material. See also “Risk Factors—We may not complete the CBVA and Fixed and Fixed Indexed Annuity Transaction on the terms or timing currently contemplated, or at all, and the Transaction could have negative impacts on us” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes in our 2016 Form 10-K and our 2017 Third Quarter Form 10-Q, each of which is incorporated by reference in this offering memorandum.

See “—Summary Consolidated Financial Data” for reconciliations of Operating earnings before income taxes to Income (loss) before income taxes and Operating revenues to Total revenues.

Results of Enhanced Surrender Offer

In December 2017, we concluded our most recent CBVA enhanced surrender offer, pursuant to which certain CBVA policyholders were offered a cash payment in order to surrender their CBVA policy. In connection with the conclusion of this offer and the associated policyholder payments, we incurred an after-tax charge of approximately $150 million for the three months ended December 31, 2017.

Because of our entry into the Transaction, we do not plan to conduct any additional enhanced surrender offers or other efforts to accelerate the run-off of our CBVA block prior to the closing of the Transaction.

Tax Reform

The federal tax legislation signed into law on December 22, 2017 will cause us to write down the carrying value of our deferred tax asset as of December 31, 2017, primarily due to the reduction in the U.S. federal corporate tax rate from 35% to 21%, Based on our balance sheet as of September 30, 2017, we estimate that this would have resulted in a charge of approximately $0.5 billion as of such date, net of a $0.5 billion reduction in our deferred tax liability within AOCI. Excluding the amount of this reduction within AOCI, we estimate that the amount of the charge would have been approximately $1.0 billion. The actual impact to the carrying value of our deferred taxes and to earnings will depend on fourth quarter financial results as well as any changes or clarifications in accounting guidance.

We currently estimate that this federal tax legislation will lower the estimated combined risk-based capital (“RBC”) ratio of our insurance subsidiaries by 60-70 RBC percentage points.

Debt-to-Capital Ratio

As a result of our entry into the Transaction, we believe we have reduced the risk profile of our business and consequently have changed our target debt-to-capital ratio from 25% to 30%, effective as of December 31, 2017.

We will also change the manner in which we calculate this ratio, to incorporate the 25% equity credit currently afforded to hybrid debt instruments under certain rating agency calculation methodologies. On a pro forma basis giving effect to the reductions in shareholders’ equity as a result of the Transaction and the other accounting charges described above (and not giving effect to the offering of the notes or the use of proceeds thereon), we estimate that our debt-to-capital ratio, excluding AOCI, as of September 30, 2017 would have been 32% and 30%, respectively, under the old and new calculation methodologies.

Transaction Waivers for Revolving Credit Agreement

Because of the effect of the Transaction on our shareholders’ equity, we were required to obtain waivers from compliance with the minimum net worth covenant under our Revolving Credit Agreement (as defined below) as of December 31, 2017. This waiver, for which we have received the requisite lender consent, is effective until January 31, 2018. We are currently soliciting consents from the lenders under the Revolving Credit Agreement for an amendment to the Revolving Credit Agreement that would (i) reduce the minimum net worth, excluding AOCI, that we are required to maintain under the covenant to the greater of (i) $6,000,000,000 and (ii) an amount equal to 75% of our “Actual Net Worth” (as reported on the financial statements we will deliver for the fiscal year ended December 31, 2017); and (ii) reduce aggregate commitments under the Revolving Credit Agreement from $2.25 billion with a $750 million revolving credit sublimit to $1.25 billion with a $750 million revolving credit sublimit. As of December 31, 2017, there were no amounts outstanding as revolving credit borrowings and $0.1 million of letters of credit outstanding under the Revolving Credit Facility.

The Company, or a subsidiary of the Company, is also a party to a number of bilateral letter of credit facilities with certain financial institutions and banks that include a net worth financial covenant similar to the covenant in the Revolving Credit Agreement. The Company obtained limited waivers with respect to each of those facilities. Those limited waivers are also effective until January 31, 2018. The Company intends to seek and enter into amendments corresponding to the amendment to the Revolving Credit Agreement to each of the relevant covenants in these facilities.

The following tables present the relative contributions of each segment to Operating earnings before income taxes and Operating revenues for the periods indicated and reconciliations of Operating earnings before income taxes to Income (loss) before income taxes and Operating revenues to Total revenues:

	For the Nine Months Ended September 30,		For the Year Ended December 31,
($ in millions)	2017	2016	2016	2015	2014
Segment Data
Retirement	$287.8	$307.1	$449.8	$470.6	$517.8
Investment Management	187.7	106.0	170.8	181.9	210.3
Annuities	203.7	236.6	321.2	243.0	262.0
Individual Life	27.8	15.2	58.6	172.7	237.3
Employee Benefits	95.6	94.4	126.3	146.1	148.9
Corporate	(249.5)	(246.0)	(349.4)	(236.8)	(145.7)

Total Operating earnings before income taxes	553.1	513.3	777.3	977.5	1,230.6

Adjustments:
Closed Block Variable Annuity(1)	(273.3)	(225.5)	(955.0)	(173.3)	(239.2)
Net investment gains (losses) and related charges and adjustments(2)	(37.5)	(150.7)	(140.9)	(83.3)	215.1
Net guaranteed benefit hedging gains (losses) and related charges and adjustments(2)	35.4	61.2	(81.7)	(93.9)	(12.8)
Income (loss) related to businesses exited through reinsurance or divestment(2)	(6.3)	3.4	(13.5)	(169.3)	(157.3)
Income (loss) attributable to noncontrolling interests(2)	118.5	(13.2)	29.3	130.3	237.7
Loss related to early extinguishment of debt(2)	(3.9)	(104.2)	(104.2)	(10.1)	—
Immediate recognition of net actuarial gains (losses) related to pension and other postretirement benefit obligations and gains (losses) from plan amendments and curtailments(2)	0.5	(7.1)	(55.2)	62.7	(372.7)
Other adjustments to operating earnings(2)	(76.7)	(38.7)	(69.5)	(56.1)	(100.2)

Income (loss) before income taxes	$309.8	$38.5	$(613.4)	$584.5	$801.2

	For the Nine Months Ended September 30,		For the Year Ended December 31,
($ in millions)	2017	2016	2016	2015	2014
Segment Data
Retirement	$1,889.2	$2,333.8	$3,257.0	$2,994.1	$2,427.4
Investment Management	545.7	437.6	626.7	622.2	655.4
Annuities	902.0	932.7	1,253.7	1,262.6	1,353.4
Individual Life	1,927.5	1,886.6	2,527.5	2,616.7	2,717.8
Employee Benefits	1,335.7	1,206.4	1,616.4	1,507.2	1,373.0
Corporate	45.0	86.5	108.1	136.4	194.0

Total Operating revenues	6,645.1	6,883.6	9,389.4	9,139.2	8,721.0

Adjustments:
Closed Block Variable Annuity(1)	315.8	1,086.7	1,296.2	1,584.5	1,262.0
Net realized investment gains (losses) and related charges and adjustments(2)	(61.2)	(160.1)	(165.1)	(149.8)	216.7
Gain (loss) on change in fair value of derivatives related to guaranteed benefits(2)	39.8	114.6	(81.8)	72.0	(30.5)
Revenues related to businesses exited through reinsurance or divestment(2)	95.4	156.9	95.9	25.6	149.3
Revenues attributable to noncontrolling interest(2)	185.2	65.3	133.1	414.1	455.0
Other adjustments to operating revenues(2)	132.3	86.8	114.5	156.0	213.9

Total revenues	$7,352.4	$8,233.8	$10,782.2	$11,241.6	$10,987.4

(1)

Operating earnings before income taxes and Operating revenues, when presented on a consolidated basis, do not reflect the results of operations of the CBVA segment because this segment is managed to focus on protecting regulatory and rating agency capital rather than achieving operating metrics or generating net income or revenues. As a result of this focus on regulatory and rating agency capital, the financial results of the CBVA segment presented in accordance with U.S. GAAP tend to exhibit a high degree of volatility based on factors, such as the asymmetry between the accounting for certain liabilities and the corresponding hedging assets, and gains and losses due to changes in nonperformance risk, that are not necessarily reflective of the economic costs and benefits of the CBVA business. When the Company presents the adjustments to Income (loss) before income taxes and total revenues on a consolidated basis, each adjustment excludes the relative portions attributable to the Company’s CBVA segment and the relative portions attributable to businesses exited through reinsurance or divestment.

(2)

For a description of these items, see the “Segments” Note to the condensed consolidated financial statements included in the 2016 Form 10-K and the 2017 Third Quarter Form 10-Q which are incorporated by reference herein.

We may not complete the CBVA and Fixed and Fixed Indexed Annuity Transaction on the terms or timing currently contemplated, or at all, and the Transaction could have negative impacts on us.

As further described under “Recent Developments,” on December 20, 2017, the Company entered into the Transaction with VA Capital and Athene, pursuant to which VA Capital will acquire all of the shares of the capital stock of VIAC and DSL, and which will result in the disposition of substantially all of the Company’s variable annuity and fixed and fixed indexed annuity businesses and related assets. In connection with the Transaction, VIAC will rebrand as “Venerable”.

While the transaction is expected to close in the second or third quarters of 2018, the consummation of the closing under the MTA is subject to conditions specified in the MTA, including the receipt of required regulatory approvals, and conditions that could allow us or VA Capital not to close if the amount of capital we or they would be required to fund in connection with the closing of the Transaction would exceed certain thresholds.

Unanticipated developments could also delay, prevent or otherwise adversely affect the currently proposed closing, including possible problems or delays in obtaining various state insurance or other regulatory approvals, and disruptions in the capital and financial markets. Therefore, the Company cannot provide any assurance that this transaction will occur on the terms described herein or at all.

In order to position ourselves for the proposed closing, we are actively pursuing strategic, structural and process realignment and restructuring actions within our former CBVA and Annuities segments. These actions could lead to disruptions of our operations, loss of, or inability to recruit, key personnel needed to operate our businesses and complete the Transaction, weakening of our internal standards, controls or procedures, and impairment of our relationship with key customers and counterparties. We have and will continue to incur significant expenses in connection with the Transaction, whether or not it closes.

In addition, we may face difficulties attracting or retaining third-party affiliate relationships through which we distribute our products and services. One distributor of our annuities products has elected to suspend, and other distributors may in the future elect to suspend, alter, reduce or terminate, their distribution relationships with us for various reasons, including uncertainty related to the Transaction, changes in our distribution strategy, potential adverse developments in our business, potential adverse rating agency actions or concerns about market-related risks.

We may also not achieve certain of the benefits that we expect in connection with the Transaction, including expected revenues from the appointment of Voya IM as the preferred asset management partner for Venerable, and the achievement of projected targets at our remaining businesses despite our additional focus on those businesses. In addition, completion of the Transaction will require significant amounts of our management’s time and effort which may divert management’s attention from operating and growing our remaining businesses and could adversely affect our results of operations and financial condition.